Exhibit 10.1

MASTER TRANSACTION AGREEMENT

by and between

VELOCITY COMMERCIAL CAPITAL, LLC

and

TITAN RR LLC

Dated as of August 26, 2026

i

ii

EXHIBITS

Exhibit A	Form of Securitization DSCR Side Letter
Exhibit B	Form of Securitization INV Side Letter
Exhibit C	Equity Purchase Agreement
Exhibit D	Master Transaction Agreement

SCHEDULES

Schedule I	Fee Schedule
Schedule II	Notice Information

iii

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT, dated as of August 26, 2026 (this “Agreement”), has been made and entered into by and between Velocity Commercial Capital, LLC, a California limited liability company (together with its permitted successors and assigns, “Velocity”) and Titan RR LLC, a Delaware limited liability company (together with its permitted successors and assigns, “RR Co”).

W I T N E S S E T H:

WHEREAS, reference is hereby made to (a) the Master Transaction Agreement, dated as of the date hereof (the “MTA”), by and among each of the funds and accounts set forth on Exhibit A thereto, the Buyer Representative (as defined therein) and Toorak Capital LLC, a Delaware limited liability company (“Toorak”), pursuant to which, among other things, at the Closing (as defined therein), RR Co will acquire all the Surviving Company Units (as defined therein) and the Buyers (as defined therein) will acquire all the Acquired Loans (as defined therein) and (b) the Equity Purchase Agreement, dated as of the date hereof (the “EPA”) between Velocity and Toorak, pursuant to which, among other things, at the Closing (as defined therein), Velocity will acquire all of the issued and outstanding equity interests of the Purchased Companies (as defined therein);

WHEREAS, the parties desire to consummate the transactions contemplated by the EPA and by the MTA substantially concurrently; and

WHEREAS, the parties desire to set forth herein the terms and conditions governing their relationship from and after the consummation of the transactions contemplated by the EPA and the MTA.

NOW THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Acquired Loans” means the loans acquired by RR Co or its Affiliates or its designees pursuant to the MTA.

“Action” means any claim, counterclaim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand or other proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, at the time in question, any other Person Controlling, Controlled by or under direct or indirect common Control with such Person; provided that all equityholders, holders of debt securities and investors in Velocity shall not be deemed “Affiliates” of Velocity. Notwithstanding the foregoing, with respect to any obligations herein that would require a party to “cause” or “direct” any of its Affiliates to take (or omit to take) any actions hereunder, such obligation shall in no event require (or be construed to require) such party to cause or direct any entity that is not directly or indirectly Controlled by such party.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Los Angeles, California are required or authorized by Law to be closed.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” means the date on which the Closing occurs.

“Contract” means, with respect to any Person, any agreement, contract, lease, instrument or other legally binding obligation to which such Person is a party or is otherwise subject or bound.

“Control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“DSCR Securitization” mean the securitization transaction related to TRK 2021-INV1, TRK 2021-INV2, TRK 2022-INV1 and TRK 2022-INV2.

“DSCR Securitized Loans” mean any mortgage loans that are owned by the issuer trusts of the DSCR Securitizations as of the last day of the prior calendar month.

“DSCR Side Letter” means each Securitization Side Letter, in substantially the form attached hereto as Exhibit A, in respect of each DSCR Securitization.

“EPA” has the meaning set forth in the Recitals.

“Fee Schedule” means the schedule of fees, expense reimbursement arrangements and related economic terms payable to Velocity in respect of the Services, as set forth on Schedule I.

“Fraud” means a claim for actual and intentional fraud under Delaware common law in respect of any representation or warranty contained in Article III or any other Transaction Document (as applicable), and shall not include any other form of fraud (whether equitable, constructive, reckless, negligent or otherwise).

“Governmental Authority” means any government, legislature, political subdivision, court, regulatory or administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority that may be partly or wholly autonomous, including any Tax Authority.

“INV Side Letter” means each Securitization Side Letter, in substantially the form attached hereto as Exhibit B, in respect of each INV Securitization.

“Law” means any federal, state, regional or local law, statute, ordinance, regulation, or principle of common law or equity imposed by or on behalf of a Governmental Authority.

“Liabilities” means, with respect to any Person, any debt, liability, expense, commitment or obligation of such Person of any kind, character or description, whether direct or indirect, fixed or unfixed, matured or unmatured, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any pledge, security interest, mortgage, lien, charge, hypothecation, encumbrance, attachment, except such restrictions as may arise under any applicable Law.

“MTA” has the meaning set forth in the Recitals.

“Non-Recourse Party” means, with respect to any Person, any of such Person’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, attorneys, advisors, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney, advisor, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing), in each case, excluding, for the avoidance of doubt, the parties to this Agreement.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority.

“Precondition Transaction Documents” means the MTA and the EPA.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors, Affiliates and other representatives.

“RTL Securitizations” mean the securitization transaction related to TRK 2024-2, TRK 2024-RRTL1, TRK 2024-RRTL2 and TRK 2025-RRTL1.

“RTL Securitized Loans” mean any mortgage loans that are owned by the issuer trusts of the RTL Securitizations as of the last day of the prior calendar month.

“Services” means the services performed by Velocity, its Affiliates or subsidiaries as set forth in the transaction documentation relating to the DSCR Securitizations and the INV Securitizations.

“Tax” or “Taxes” means (a) any and all U.S. federal, state, local or non-U.S. income, gross receipts, premium, retaliatory, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.

“RR Co Party” means RR Co and its Affiliates and its and their respective direct or indirect equityholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys or other representatives.

“Transaction Documents” means, collectively, this Agreement, each of the instruments attached hereto as Exhibits A through B and each of the agreements, exhibits, annexes, schedules and other attachments thereto, and all other agreements, certificates or instruments to be executed and delivered under any of the foregoing. For the avoidance of doubt, Transaction Documents shall not include the EPA and the MTA.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Velocity Party” means Velocity, its Affiliates, and their respective direct or indirect equityholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys or other representatives.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or a failure to act undertaken by the breaching Person with actual knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Recitals or to a Section, Article, Exhibit or Schedule are to the Recitals to, a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;

(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to such Affiliate;

(v) to any “copy” of any Contract or other document or instrument are to a true and correct copy thereof;

(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to the date set forth on the cover page hereof; and

(viii) to “this Agreement” includes the Exhibits and Schedules to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive and shall mean “and/or” unless otherwise provided. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person or thing referred to may require. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or privilege or the discharge of any duty hereunder falls on a day that is not a Business Day, the party having such right, privilege or duty may exercise such right or privilege or discharge such duty on the next succeeding Business Day. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d) The titles, headings, captions and table of contents contained in this Agreement are for reference purposes only and will not in any way define, limit, extend, describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e) References to a “party” means Velocity or RR Co and references to “parties” means Velocity and RR Co unless the context otherwise requires.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. Whenever any cash amount is payable hereunder, such amount shall be paid to the Person entitled to receive such payment by wire transfer of immediately available funds to one or more accounts specified in writing by the recipient.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption, burden of proof or rule of strict construction shall arise favoring or disfavoring any party by virtue of its authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i) Where specific language is used to clarify by example a general statement herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(j) All capitalized terms used without definition in the Exhibits and Schedules to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

CONSUMMATING TRANSACTIONS

Section 2.01 Actions under the Precondition Transaction Documents. The EPA shall not have been amended in any manner without the prior written consent of RR Co (such consent not to be unreasonably withheld, conditioned or delayed), and the closing under the EPA shall have occurred, without waiver of any closing condition under the EPA unless RR Co has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed). The MTA shall not have been amended in any manner without the prior written consent of Velocity (such consent not to be unreasonably withheld, conditioned or delayed), and the closing under the MTA shall have occurred, without waiver of any closing condition under the MTA unless Velocity has consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Velocity and Toorak may enter into additional agreements to facilitate the sale to Velocity of certain loan assets related to Toorak’s warehouse-like lending relationship with Ice Lender Holdings LLC (d.b.a., “IceCap Group”); provided, that such additional agreements do not include (or operate as) amendments to, or waivers of any closing condition under, the EPA, unless the requirements of the first sentence of this Section 2.01 are satisfied.

Section 2.02 Fees for Services. In connection with and subject to the closing of the transactions contemplated by the Precondition Transaction Documents and the Transaction Documents, at the Closing, RR Co shall pay, or cause to be paid, to Velocity the amounts set forth on the Fee Schedule, in accordance with the provisions set forth on the Fee Schedule, in immediately available funds to such account as Velocity may from time to time designate by written notice in accordance with Section 7.01 or as Velocity and RR Co may otherwise mutually agree.

Section 2.03 Deliveries at Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, immediately after the respective Closings (as defined therein) of both Precondition Transaction Documents, the consummation of the Transactions shall take place electronically (the “Closing”).

(b) At the Closing, Velocity shall deliver or cause to be delivered to RR Co the following:

(i) the INV Side Letters, duly executed by Velocity or its applicable Affiliates, and all deliverables required by each INV Side Letter that require execution and delivery by Velocity or its applicable Affiliates, in each case, in respect of the INV Securitizations; and

(ii) the DSCR Side Letters, duly executed by Velocity or its applicable Affiliates, and all deliverables required by each DSCR Side Letter that require execution and delivery by Velocity or its applicable Affiliates, in each case, in respect of the DSCR Securitizations.

(c) At the Closing, RR Co shall deliver or cause to be delivered to Velocity the following:

(i) the INV Side Letters, duly executed by RR Co or its applicable Affiliates, and all deliverables required by each INV Side Letter that require execution and delivery by RR Co or its applicable Affiliates, in each case, in respect of the INV Securitizations; and

(ii) the DSCR Side Letters, duly executed by RR Co or its applicable Affiliates, and all deliverables required by each DSCR Side Letter that require execution and delivery by RR Co or its applicable Affiliates, in each case, in respect of the DSCR Securitizations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 3.01 Joint Representations. Each party hereby represents and warrants to the other party:

(a) Organization and Good Standing. Such party (i) is established, organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation or establishment, (ii) has full requisite power and authority to (A) own, lease and operate its properties and assets and (B) execute and deliver this Agreement and every other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified to do business as a foreign or alien entity, as the case may be, and is in good standing in each jurisdiction (with respect to the jurisdictions that recognize the concept of good standing) in which the ownership, leasing, or operation of its properties or assets makes such qualification necessary, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be material to such party and its subsidiaries, taken as a whole.

(b) Authority; Enforceability. Such party has full power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such party has taken all requisite actions to authorize the execution and delivery of this Agreement and any other Transaction Document to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and any other Transaction Document to which it is or will be a party have been or will be, duly executed and delivered by such party and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and any other Transaction Document to which it is or will be a party constitute a valid and binding obligation of each party, enforceable against such party in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(c) Non-Contravention. The execution, delivery and performance by such party of this Agreement and any other Transaction Document to which such party is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or passage of time or both, (i) violate, result in a default, right to accelerate or loss of rights under, or result in the creation or imposition of any Lien pursuant to any provision of any material Contract to which such party or its Affiliate, as applicable, is a party or by which its properties, assets or rights are otherwise bound, (ii) violate any provision of the organizational documents of such party or its Affiliates, as applicable, or (iii) violate any applicable Law, except, in the case of clauses (i) or (iii), as would not be material to such party and its subsidiaries, taken as a whole.

Section 3.02 Velocity Representation. Velocity represents and warrants to RR Co that Exhibit C contains an accurate and complete copy of the EPA.

Section 3.03 RR Co Representation. RR Co represents and warrants to Velocity that Exhibit D contains and accurate and complete copy of the MTA.

ARTICLE IV

COVENANTS

Section 4.01 Notifications. From the date hereof through earlier of the Closing or the termination of this Agreement, each party shall promptly notify the other party and keep it reasonably advised of the occurrence of any (a) pending or threatened Action, (b) breach of a Precondition Transaction Document that, if curable and uncured, could result in a failure of any of the conditions to closing set forth in such Precondition Transaction Document, (c) any termination of the Precondition Transaction Document to which it or its applicable Affiliate is a party or (d) other occurrence or circumstance, in each case, that challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby or contemplated by any Precondition Transaction Document.

Section 4.02 Transaction Documents. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, the parties agree to, and to cause their applicable Affiliates to, promptly negotiate in good faith and use reasonable best efforts in preparing, supplementing and finalizing the schedules and exhibits to the respective Transaction Documents. Except as otherwise set forth herein or in the applicable Transaction Documents, the finalized schedules and exhibits to each of the Transaction Documents shall be attached to the applicable forms of Transaction Documents to be executed and delivered by the parties or their respective Affiliates at the Closing.

Section 4.03 Further Assurances. Following the Closing, each of the parties shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any additional documents, instruments or conveyances reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transactions contemplated by this Agreement or the Transaction Documents; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and must not impose upon either party any Liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Documents.

Section 4.04 Misallocated Assets and Liabilities.

(a) If at any time within twenty-four (24) months after the Closing, (a) Velocity or any of its Affiliates receives, holds or otherwise owns any asset, property or right that, pursuant to this Agreement, the Transaction Documents, the EPA or the MTA, or any other agreement and document contemplated by any of the foregoing, should have been allocated or sold to RR Co or any of its Affiliates, or (b) RR Co or any of its Affiliates receives, holds or otherwise owns any asset, property or right that should have been allocated or sold to Velocity or its Affiliates (each, a “Misallocated Asset”), then RR Co or Velocity, or their respective Affiliate, as applicable, shall (i) promptly notify the other party, (ii) hold, or cause to be held, such Misallocated Asset (and any income, proceeds or other benefit derived therefrom) in trust for the benefit of the party entitled thereto, and (iii) promptly transfer, assign, convey and deliver (or cause to be transferred, assigned, conveyed and delivered) such Misallocated Asset, for no additional consideration, to the party entitled thereto, and the parties shall execute such further instruments and take such further actions as may be reasonably necessary to effect the foregoing.

(b) If at any time within twenty-four (24) months after the Closing, (a) Velocity or any of its Affiliates is subject to, incurs, assumes or otherwise bears any Liability (including any costs and expenses reasonably incurred in connection with investigating, defending, managing or resolving such Liability) that, pursuant to this Agreement, the Transaction Documents, the EPA or the MTA, or any other agreement and document contemplated by any of the foregoing, should have been allocated to or assumed by RR Co or its Affiliates, or (b) RR Co or its Affiliates is subject to, incurs, assumes or otherwise bears any Liability (including any costs and expenses reasonably incurred in connection with investigating, defending, managing or resolving such Liability) that should have been allocated to or assumed by the Velocity or its Affiliates (each, a “Misallocated Liability”), then RR Co or Velocity, or their respective Affiliate, as applicable, shall (i) if it is the party bearing such Misallocated Liability, promptly notify the other party, and (ii) if it is (or is acting on behalf) the party to which such Misallocated Liability should have been allocated or by which it should have been assumed, promptly assume, pay, perform and discharge (or reimburse the party bearing such Misallocated Liability for) such Misallocated Liability (including reimbursement of all costs and expenses reasonably incurred by the other party in connection therewith), for no additional consideration, and the parties shall execute (or cause to be executed) such further instruments and take such further actions as may be reasonably necessary to effect the foregoing.

Section 4.05 Confidentiality; Public Announcements. Sections 5.01(b), 5.01(c) and 5.05 of the MTA are hereby incorporated by reference, mutatis mutandis, as though set forth directly herein; provided, however, that, notwithstanding anything to the contrary in Section 5.05(a) of the MTA, Velocity may make disclosure in future filings with the Securities and Exchange Commission that are consistent with the disclosure included in its Form 8-K, dated as of August 26, 2026 without any obligation to secure the consent of RR Co or any of its Affiliates.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Conditions to the Obligations of the Parties. The respective obligations of each party to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by each party to the extent permitted by applicable Law:

(a) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a final and non-appealable Order that is in effect on the Closing Date and prohibits, restrains, enjoins or impedes the consummation of transactions contemplated by this Agreement and the Transaction Documents.

(b) Precondition Transaction Closings. No Precondition Transaction Document shall have been amended, and no closing condition thereof shall have been waived, in either case, in violation of this Agreement, and the transactions contemplated by each of the Precondition Transaction Documents shall have occurred.

ARTICLE VI

TERMINATION

Section 6.01 Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Velocity and RR Co;

(b) by Velocity or RR Co, if (i) the EPA is terminated in accordance with its terms or (ii) the MTA is terminated in accordance with its terms; and

(c) by Velocity or RR Co if a Governmental Authority of competent jurisdiction shall have issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Law or Order or other action shall have become final and non-appealable.

Section 6.02 Procedure on Termination. The party desiring to terminate this Agreement pursuant to clause (b) or (c) of Section 6.01 shall give written notice of such termination to the other party in accordance with Section 7.01, specifying the provision or provisions hereof pursuant to which such termination is effected. Notwithstanding anything in this Article VI, the right to terminate this Agreement under Section 6.01 will not be available to a party if: (a) the failure to satisfy any condition set forth in Article V was due to the gross negligence, willful misconduct or fraudulent action or omission of any action of such party or (b) the inability to consummate (i) the EPA is due to the gross negligence, willful misconduct or fraudulent action or omission of Velocity or (ii) the MTA is due to the gross negligence, willful misconduct or fraudulent action or omission of any action of RR Co.

Section 6.03 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 and Section 6.02, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in this Section 6.03, (b) Article VII and any related definitions and interpretive provisions set forth in Article I shall survive the termination of this Agreement, (c) notwithstanding clause (a), termination shall not relieve any party from liability for any Willful Breach of this Agreement or for any claim for Fraud, in any case, that arose prior to the date of such termination and (d) a party’s (including (in the case of RR Co) the RR Co Parties and (in the case of Velocity) the Velocity Parties) right to receive any damages pursuant to this Section 6.03 shall be conditioned upon the valid termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, no damages shall be payable by any party, other than for Willful Breach or Fraud in accordance with clause (c) above, and any such damages shall not exceed $7,000,000 in the aggregate.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Notices. Any notice, request, instruction, consent, claim, demand, waiver, or other communication hereunder shall be in writing and shall be deemed given if delivered personally (with a copy sent by electronic mail), sent by electronic mail, sent by nationally recognized overnight courier (with a copy sent by electronic mail), or mailed by registered or certified mail (return-receipt requested and with a copy sent by electronic mail), postage prepaid, to the parties at the addresses set forth on Schedule II or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 7.01, which will not constitute an amendment for the purpose of Section 7.11. Any such notice or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date of transmittal when transmitted by email prior to 5:00 p.m. New York, New York, time on a Business Day (and when sent outside of such hours at 9:00 a.m. New York, New York, time on the next Business Day) and so long as there is no electronic delivery failure notice; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.

Section 7.02 Governing Law and Jurisdiction.

(a) This Agreement and all Actions (whether in contract, tort or statute) that may be based on, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of, or relating to any representation or warranty made in connection with, or as an inducement to enter into, this Agreement) shall be governed by, and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law principle, provision or rule (whether of the State of Delaware or any other jurisdiction) that might require the application of the laws of another jurisdiction.

(b) All Actions arising out of or relating to this Agreement shall be brought by any party pursuant to this Agreement exclusively in the Court of Chancery of the State of Delaware, in and for New Castle County (the “Court of Chancery”); provided, however, that if (and only after) the Court of Chancery determines that it lacks subject matter jurisdiction over any such Action, such Action shall be brought in the United States District Court for the District of Delaware (the “District Court”); provided, further, that if (and only after) both the Court of Chancery and the District Court determine that they lack subject matter jurisdiction over any such Action, such Action shall be brought in the Complex Commercial Litigation Division of the Superior Court of the State of Delaware (all such courts and in such order, the “Chosen Courts”). By execution and delivery of this Agreement, each party irrevocably submits to the jurisdiction of the Chosen Courts for itself and in respect of its property with respect to any such Action. The parties hereto irrevocably and unconditionally agree that venue would be proper in such Chosen Courts, and hereby waive any objection that such Chosen Court is an improper or inconvenient forum for the resolution of such action. The parties hereto further agree that a final judgment in any Action issued by a Chosen Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereto further agree that the service of process, summons, notice or document for any Action may be delivered by registered mail addressed to it in accordance with Section 7.01 or in any other manner permitted by applicable Law.

Section 7.03 Assignment; Successors and Assigns; No Third Party Rights.

(a) Neither this Agreement, nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any party, in whole or in part, to any other Person, without the prior written consent of the other parties hereto, and any attempted assignment, delegation, sublicense or transfer in violation of this Section 7.03(a) shall be null and void ab initio; provided, however, that, upon written notice to the other party and without the consent of any Person, a party may assign all or any portion of its rights (but not its obligations) under this Agreement to any Affiliate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

(b) This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, any legal or equitable right, benefit, remedy, obligation, liability or claim hereunder, except that (i) the Non-Recourse Parties shall be intended third party beneficiaries of Section 7.12 and (ii) the RR Co Parties and Velocity Parties shall be intended third party beneficiaries of Section 6.03.

Section 7.04 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email of a .pdf attachment, generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) or other electronic means intended to preserve the original graphic or pictorial appearance of a document shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 7.05 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the other Transaction Documents and any other documents delivered pursuant hereto or thereto, constitute the sole and entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous representations, warranties, negotiations, discussions, writings, agreements and understandings, whether written, oral or implied, with respect to such subject matter.

Section 7.06 Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction. Upon any such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 7.07 Certain Understandings. Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than as set forth in this Agreement, (ii) no party has made any representations or warranties by or on behalf of such party or any of its respective Affiliates or other Representatives in respect of the Transactions other than those expressly set forth in this Agreement and the other Transaction Documents, and (iii) the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

Section 7.08 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the applicable parties in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right to cause each other party to fully perform the terms of this Agreement applicable to such party to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement; provided, however, that such a remedy requiring a party to consummate the Closing shall only be available if the claiming party, and all other parties are ready, willing, and able to perform their respective obligations, and do in fact concurrently consummate the Closing; provided, further, that, in no event shall any party be able to obtain both damages and a grant of specific performance to cause the Closing to occur. Except as provided in the immediately preceding proviso, such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The parties further agree that (a) by seeking any remedy provided for in this Section 7.08, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 7.08 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 7.08 before exercising any other right under this Agreement.

Section 7.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE BREACH, TERMINATION OR VALIDITY THEREOF, OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED

AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY SUCH DISPUTE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 7.09. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.10 Failure or Indulgence not Waiver; Waiver. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single party or parties exercise of any such right preclude any other or further exercise thereof or any other right. Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by any other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.11 Amendments. Any provision of this Agreement may be amended, modified or supplemented if, and only if, such amendment, modification or supplement is in writing and signed by the parties.

Section 7.12 Non-Recourse; No Recission. Notwithstanding anything that may be express or implied in this Agreement or any other Transaction Document, each party acknowledges and agrees, on behalf of itself and its Non-Recourse Parties, that this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are parties (or to any other Transaction Document), and then only with respect to the specific obligations set forth herein or therein with respect to such Person. For the avoidance of doubt, except to the extent such Person is a signatory party to this Agreement or any other Transaction Document (and then only to the extent of the specific obligations undertaken by such signatory party herein or therein), the parties (each on behalf of itself and its respective Non-Recourse Parties) covenant and agree that no recourse under this Agreement or any other Transaction Document (including any representation, warranty or covenant made in or in connection with this Agreement or the other Transaction Documents) or in connection with the Transactions shall be had, whether through theories pertaining to agency, control, instrumentality, alter ego, domination, unjust enrichment, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, against any Non-Recourse Party, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that, except as expressly set forth in this Agreement or any other Transaction Document, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any obligation under this Agreement or any other Transaction Document for any claim based on, in respect of or by reason of such obligations or their creation. In furtherance of the forgoing, the parties hereby covenant and agree, on behalf of themselves and their respective Affiliates, that they shall not institute, and they shall cause their respective Affiliates not to institute, any litigation or bring any other claim arising under, related to or in connection with, this Agreement or any other Transaction Document or the Transactions against any of their respective Non-Recourse Parties. Notwithstanding anything in this Agreement to the contrary, (a) no breach of any representation, warranty, covenant or agreement contained in this Agreement will give rise to any right on the part of any party to rescind this Agreement or any of the Transactions and each party hereby waives any and all rights to pursue such remedy, (b) for the avoidance of doubt, nothing set forth in this Section 7.12 or any other provision of this Agreement shall affect or be construed to limit any rights or remedies (i) in respect of Fraud or (ii) under any other Transaction Document against any party to such Transaction Document, and (c) nothing set forth in this Section 7.12 shall operate as a release or waiver of, or otherwise limit or bar any Action or claim between or among a party and any of its respective Non-Recourse Parties.

Section 7.13 Fraud. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, nothing in this Agreement or in any other Transaction Document is intended to, or does, limit any rights, remedies or causes of action any party has or may have in respect of Fraud.

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IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first set forth above.

VELOCITY COMMERCIAL CAPITAL, LLC

By:	/s/ Roland T. Kelly
Name: Roland T. Kelly
Title: Chief Legal Officer and General Counsel

[Signature Page to Master Transaction Agreement]

TITAN RR LLC

By:	/s/ Jason Steiner
Name: Jason Steiner
Title: Authorized Person

[Signature Page to Master Transaction Agreement]